Exhibit 23.2

Onestop Assurance PAC
Co. Registration No.: 201823302D
10 Anson Road #06-15
International Plaza
Singapore, 079903
Email: audit@onestop-audit.com
Website: www.onestop-audit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 19, 2023, relating to the consolidated financial statements of Future FinTech Group, Inc. (the “Company”) as of and for the year ended December 31, 2022, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern and an emphasis of matter regarding significant transactions with related parties.

We were dismissed as auditor on August 8, 2023 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements for the period after the date of our dismissal.

Very truly yours

/s/ OneStop Assurance PAC

Singapore

March 07, 2025